Media Contact:         David Rubinger 404.502.1240 / david.rubinger@statebt.com
Investor Relations Contact:    Jeremy Lucas 404.239.8626 / jeremy.lucas@statebt.com

State Bank Financial Corporation Announces Increase in Quarterly Cash Dividend

ATLANTA, GA, August 27, 2015 - The Board of Directors of State Bank Financial Corporation (NASDAQ: STBZ) today declared a quarterly dividend of $.07 per common share payable on September 15, 2015 to the common stock shareholders of record as of September 7, 2015. The dividend represents an increase of $.01 per common share, or 16.7%, over the dividend paid in the previous quarter.

About State Bank Financial Corporation

State Bank Financial Corporation (NASDAQ: STBZ), with approximately $3.3 billion in assets as of June 30, 2015, is an Atlanta-based bank holding company for State Bank and Trust Company. State Bank operates 26 banking offices in Metro Atlanta, Middle Georgia and Augusta, Georgia, and five mortgage origination offices in the Atlanta, Augusta and Savannah, Georgia markets.

To learn more about State Bank, visit www.statebt.com.